Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2015 U.S. GAAP NET EARNINGS OF $0.79 PER DILUTED SHARE, OR $0.78 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

UPDATES FULL YEAR NET SALES AND NET EARNINGS GUIDANCE FOR WEAKENING FOREIGN CURRENCIES

Auburn Hills, Michigan, April 30, 2015 – BorgWarner Inc. (NYSE: BWA) today reported first quarter 2015 U.S. GAAP net earnings of $0.79 per diluted share. Excluding non-comparable items, net earnings were $0.78 per diluted share. Net sales were $1,984 million in the quarter.

First Quarter Highlights:

•	U.S. GAAP net sales of $1,984 million, down 5% compared with first quarter 2014.

◦	The impact of foreign currencies decreased first quarter 2015 net sales growth by approximately 11% compared with first quarter 2014.

◦
Excluding the impact of foreign currencies, the Wahler acquisition, and the first quarter 2015 acquisition of the remaining 51% of BERU Diesel Start Systems Pvt. Ltd. ("BERU Diesel"), net sales were up 3% compared with first quarter 2014.

•	U.S. GAAP net earnings of $0.79 per diluted share.

◦	The impact of foreign currencies decreased net earnings by approximately $0.09 per diluted share in first quarter 2015 compared with first quarter 2014.

◦	Excluding the $0.01 per diluted share net impact of restructuring, gain on a previously held equity interest and tax adjustments, net earnings were $0.78 per diluted share.

•	U.S. GAAP operating income of $260 million.

◦
Excluding the $12 million pretax impact of restructuring and the $11 million pretax gain on a previously held equity interest in BERU Diesel, operating income was $261 million, or 13.1% of net sales, in line with first quarter 2014.

First Quarter Results: “Outstanding operating performance drove our first quarter results,” said James R. Verrier, President and Chief Executive Officer, BorgWarner. "The strong performance enabled us to achieve an impressive operating income margin of 13.1%, excluding non-comparable items, in line with our operating margin a year ago. The demand for our advanced powertrain technology, designed to improve fuel economy, emissions and vehicle performance, continued around the globe, but our growth was temporarily impacted by an unfavorable mix of light vehicle production in North America and launch delays in Asia. We believe these issues are short term and should not impact our full year growth expectations."

2015 Guidance: The company has updated its 2015 full year guidance. Due to weakening foreign currencies, net sales growth is now expected to be within a range of -4% to 0% compared with 2014, down from 2% to 6% previously. Excluding the impact of weakening foreign currencies, net sales growth is expected to be within a range of 9.5% to 12%, unchanged from the previous guidance. The company is lowering its net earnings per share guidance to a range of $3.10 to $3.30 per diluted share from a previous range of $3.35 to $3.55 per diluted share, primarily due to the impact of weakening foreign currencies on expected net sales growth. Both net earnings guidance ranges exclude non-comparable items. Operating income, as a percentage of net sales, is still expected to be above 13%, excluding non-comparable items.

Financial Results: Net sales were $1,984 million in first quarter 2015, down 5% from $2,084 million in first quarter 2014. Net earnings in the quarter were $179 million, or $0.79 per diluted share, compared with $159 million, or $0.69 per diluted share, in first quarter 2014. First quarter 2015 net earnings included net non-comparable items of $0.01 per diluted share. First quarter 2014 net earnings included a non-comparable item of $(0.13) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $222 million and decreased net earnings by approximately $0.09 per diluted share in first quarter 2015 compared with first quarter 2014.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	First Quarter
	2015	2014

Non – U.S. GAAP	$0.78	$0.83

Reconciliations:
Restructuring expense	(0.05)	(0.13)
Gain on previously held equity interest	0.05
Tax adjustments	0.01

U.S. GAAP	$0.79	$0.69	*

*Column does not add due to rounding

Net cash provided by operating activities was $33 million in first quarter 2015 compared with $46 million in first quarter 2014. Investments in capital expenditures, including tooling outlays, totaled $140 million in first quarter 2015, compared with $126 million in first quarter 2014. Balance sheet debt increased by $498 million and cash increased by $238 million at the end of first quarter 2015 compared with the end of 2014. The $261 million increase in net debt was primarily due to capital expenditures, weakening foreign currencies, a dividend payment to shareholders and share repurchases. The company's net debt to net capital ratio was 18.4% at the end of first quarter 2015 compared with 12.8% at the end of 2014.

Engine Segment Results: Engine segment net sales were $1,381 million in first quarter 2015 compared with $1,412 million in first quarter 2014. Excluding the impact of foreign currencies, primarily the Euro, the Wahler acquisition and the BERU Diesel acquisition, net sales were up 6% from the prior year's quarter, primarily due to higher sales of turbochargers. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $230 million in first quarter 2015, down 1% from $232 million in first quarter 2014. Excluding the impact of foreign currencies, the Wahler acquisition and the BERU Diesel acquisition, Adjusted EBIT was $256 million, up 10% from first quarter 2014.

Drivetrain Segment Results: Drivetrain segment net sales were $611 million in first quarter 2015 compared with $681 million in first quarter 2014. Excluding the impact of foreign currencies, primarily the Euro, net sales were down 2% from the prior year’s quarter, primarily due to lower sales of all-wheel drive systems. Adjusted EBIT was $71 million in first quarter 2015, down 12% from $81 million in first quarter 2014. Excluding the impact of foreign currencies, Adjusted EBIT was $75 million, down 6% from first quarter 2014.

Recent Highlights:

•
BorgWarner received a 2015 Automotive News PACE Award for its first-to-market front cross differential (FXD) technology. The electronic limited slip differential provides automakers with a cost-effective and fuel-efficient alternative to all-wheel drive (AWD) systems. BorgWarner’s FXD technology debuted on the Volkswagen Golf GTI with Performance Pack and SEAT Leon CUPRA. Programs are also under development with several other global automakers.

•
BorgWarner Morse TEC recently received a Best Powertrain EMEA (Europe, Middle East and Africa) Supplier Award 2014 from Fiat Chrysler Automobiles (FCA). BorgWarner was honored for its strong engineering contributions throughout the development of FCA’s Global Small Engine (GSE) platform and its excellent service level, especially in part quality.

•
The company received a 2014 Regional Contribution Award from Toyota Motor Corporation during the Toyota Global Suppliers Convention held recently in Nagoya, Japan. The award recognizes BorgWarner’s outstanding contribution to Toyota’s localization success as its sole North American supplier of part-time four-wheel drive transfer cases for the 2014 Tundra pick-up truck.

•
BorgWarner’s manufacturing plants in Nabari and Aoyama, Japan, were presented with a Supplier Excellence Award from Honda Japan, recognizing best-in-class quality in 2014. This is the second consecutive year BorgWarner has received the award.

•
The company supplies its advanced variable turbine geometry (VTG) turbochargers for two newly developed 1.4-liter three-cylinder diesel engines from the Volkswagen Group. Both engines comply with Euro 6 emissions standards and set new benchmarks by improving fuel economy up to 21 percent compared with the predecessor vehicles.

Recent Highlights (continued):

•
BorgWarner supplies its GenV all-wheel drive (AWD) coupling for the BMW Group’s all-new 2 Series Active Tourer. The electro-hydraulically actuated AWD coupling automatically distributes power between the front and rear wheels of BMW brand’s first-ever front-wheel drive vehicle.

•
The company has expanded manufacturing capacity for emissions technologies in China, Mexico and South Korea. Products produced at the newly expanded facilities include ignition products, exhaust gas recirculation (EGR) modules, valves and coolers, variable force solenoids, diesel cold-start technologies and coolant control valves.

•
On March 16, 2015, BorgWarner issued $1.0 billion aggregate principal amount of fixed rate senior notes, consisting of $500 million of 3.375% senior notes due March 2025 and $500 million of 4.375% senior notes due March 2045.

•
In January 2015, the Company completed the purchase of the remaining 51% of BERU Diesel by acquiring the shares of its former joint venture partner. The former joint venture was formed in 1996 to develop and manufacture glow plugs in India.

At 9:30 a.m. ET today, a brief conference call concerning 2015 first quarter results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 58 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2015	2014
Net sales	$1,984.2	$2,084.1
Cost of sales	1,555.2	1,638.3
Gross profit	429.0	445.8

Selling, general and administrative expenses	168.2	173.8
Other expense, net	1.2	38.8
Operating income	259.6	233.2

Equity in affiliates’ earnings, net of tax	(8.5)	(8.8)
Interest income	(1.7)	(1.5)
Interest expense and finance charges	10.0	8.2
Earnings before income taxes and noncontrolling interest	259.8	235.3

Provision for income taxes	72.1	68.1
Net earnings	187.7	167.2

Net earnings attributable to the noncontrolling interest, net of tax	8.8	8.1
Net earnings attributable to BorgWarner Inc.	$178.9	$159.1

Earnings per share — diluted	$0.79	$0.69

Weighted average shares outstanding — diluted	227.1	229.3

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2015	2014
Capital expenditures, including tooling outlays	$140.0	$126.2

Depreciation and amortization:
Fixed assets and tooling	$72.7	$74.1
Intangible assets and other	4.4	6.0
	$77.1	$80.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2015	2014
Engine	$1,380.9	$1,412.1
Drivetrain	611.2	680.7
Inter-segment eliminations	(7.9)	(8.7)
Net sales	$1,984.2	$2,084.1

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2015	2014
Engine	$230.4	$231.7
Drivetrain	71.0	80.5
Adjusted EBIT	301.4	312.2
Restructuring expense	12.1	39.5
Gain on previously held equity interest	(10.8)	—
Corporate, including equity in affiliates' earnings and stock-based compensation	32.0	30.7
Interest income	(1.7)	(1.5)
Interest expense and finance charges	10.0	8.2
Earnings before income taxes and noncontrolling interest	259.8	235.3
Provision for income taxes	72.1	68.1
Net earnings	187.7	167.2
Net earnings attributable to the noncontrolling interest, net of tax	8.8	8.1
Net earnings attributable to BorgWarner Inc.	$178.9	$159.1

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2015	December 31, 2014
Assets

Cash	$1,035.5	$797.8
Receivables, net	1,564.7	1,443.5
Inventories, net	506.3	505.7
Other current assets	218.9	223.8
Total current assets	3,325.4	2,970.8

Property, plant and equipment, net	2,049.9	2,093.9
Other non-current assets	2,147.3	2,163.3
Total assets	$7,522.6	$7,228.0

Liabilities and Equity

Notes payable and other short-term debt	$107.8	$623.7
Accounts payable and accrued expenses	1,484.4	1,530.3
Income taxes payable	9.3	14.2
Total current liabilities	1,601.5	2,168.2

Long-term debt	1,730.6	716.3
Other non-current liabilities	628.0	652.6

Total BorgWarner Inc. stockholders’ equity	3,504.0	3,616.2
Noncontrolling interest	58.5	74.7
Total equity	3,562.5	3,690.9
Total liabilities and equity	$7,522.6	$7,228.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2015	2014
Operating
Net earnings	$187.7	$167.2
Non-cash charges (credits) to operations:
Depreciation and amortization	77.1	80.1
Restructuring expense, net of cash paid	8.1	34.3
Gain on previously held equity interest	(10.8)	—
Deferred income tax provision	10.4	15.6
Other non-cash items	1.1	(1.2)
Net earnings adjusted for non-cash charges to operations	273.6	296.0
Changes in assets and liabilities	(240.9)	(249.6)
Net cash provided by operating activities	32.7	46.4

Investing
Capital expenditures, including tooling outlays	(140.0)	(126.2)
Payments for businesses acquired, net of cash acquired	(12.6)	(106.4)
Proceeds from asset disposals and other	0.8	1.5
Net cash used in investing activities	(151.8)	(231.1)

Financing
Net (decrease) increase in notes payable	(512.3)	111.3
Additions to long-term debt, net of debt issuance costs	1,012.8	100.0
Repayments of long-term debt, including current portion	(3.1)	(100.1)
Payments for purchase of treasury stock	(33.7)	—
Proceeds from stock options exercised, including the tax benefit	11.5	9.4
Taxes paid on employees' restricted stock award vestings	(13.1)	(22.2)
Dividends paid to BorgWarner stockholders	(29.4)	(28.4)
Dividends paid to noncontrolling stockholders	(15.9)	(14.0)
Net cash provided by financing activities	416.8	56.0

Effect of exchange rate changes on cash	(60.0)	(2.7)

Net increase (decrease) in cash	237.7	(131.4)

Cash at beginning of year	797.8	939.5
Cash at end of period	$1,035.5	$808.1